ADDENDUM NO. 8 TO INVESTMENT

ADVISORY AGREEMENT

THIS ADDENDUM (the “Addendum”) made as of December 29, 2021 is an addendum to the Investment Advisory Agreement (the “Agreement”) dated July 1, 2013, by and between The RBB Fund, Inc. (the “Fund”) and Boston Partners Global Investors, Inc. (the “Investment Adviser”).

WHEREAS, the Fund has appointed the Investment Adviser to act as investment adviser for each series of the Fund set forth on Schedule A to the Agreement for the compensation set forth on Schedule B to the Agreement; and

WHEREAS, the Fund has notified the Investment Adviser that it has established two new series, namely the Boston Partners Global Sustainability Fund and the WPG Partners Select Small Cap Value Fund (the “Portfolios”), and that it desires to retain the Investment Adviser to act as investment adviser for the Portfolios, and the Investment Adviser has notified the Fund that it is willing to serve as investment adviser to the Portfolios as of the date of the effectiveness of the Post-Effective Amendment to the Fund’s Registration Statement on Form N-1A related to the Portfolios (the “Effective Date”).

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Schedule A to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.	Schedule B to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 2 attached hereto, as of the Effective Date.

3.	The Agreement shall become effective with respect to the Portfolios as of the Effective Date and, unless sooner terminated as provided in the Agreement, shall continue with respect to the Portfolios until August 16, 2023. Thereafter, if not terminated, the Agreement shall continue with respect to the Portfolios for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolios; provided, however, that this Agreement may be terminated with respect to the Portfolios by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolios, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Fund. The Agreement will immediately terminate in the event of its assignment.

4.	From and after the Effective Date, the term “Portfolios” as used in the Agreement shall be deemed to include the Portfolios. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

5.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Name:	Salvatore Faia
Title:	President

BOSTON PARTNERS GLOBAL INVESTORS, INC.

By:	/s/ William G. Butterly, III
Name:	William G. Butterly, III
Title:	General Counsel

By:	/s/ Greg Varner
Name:	Greg Varner
Title:	Chief Financial Officer

APPENDIX 1

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

LISTING OF FUNDS

Name of Fund

Boston Partners All-Cap Value Fund

Boston Partners Global Equity Fund

Boston Partners Long/Short Equity Fund

Boston Partners Long/Short Research Fund

Boston Partners Small Cap Value Fund II

WPG Partners Small/Micro Cap Value Fund

Boston Partners Global Long/Short Fund

Boston Partners Emerging Markets Dynamic Equity Fund

Boston Partners Emerging Markets Fund

Boston Partners Global Sustainability Fund

WPG Partners Select Small Cap Value Fund

Dated:  December 29, 2021

APPENDIX 2

SCHEDULE B

TO THE

INVESTMENT ADVISORY AGREEMENT

COMPENSATION PAYABLE TO INVESTMENT ADVISER

Name of Portfolio	Annual Management Fee
Boston Partners All-Cap Value Fund	0.70%
Boston Partners Global Equity Fund	0.90%
Boston Partners Long/Short Equity Fund	2.25%
Boston Partners Long/Short Research Fund	1.25%
Boston Partners Small Cap Value Fund II	0.85%
WPG Partners Small/Micro Cap Value Fund	0.80% of the Portfolio’s average daily net assets up to $500 million and 0.75% of the Portfolio’s average daily net assets in excess of $500 million
Boston Partners Global Long/Short Fund	1.50%
Boston Partners Emerging Markets Dynamic Equity Fund	1.25%
Boston Partners Emerging Markets Fund	0.75%
Boston Partners Global Sustainability Fund	0.80%
WPG Partners Select Small Cap Value Fund	0.90%